As filed with the Securities and Exchange Commission on July 2, 1999
                                                    Registration No.  333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -------------

                              IDENTIX INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)


            Delaware                                            94-2842496
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)


     510 North Pastoria Avenue, Sunnyvale, California 94086, (408) 731-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JAMES P. SCULLION,
                     President and Chief Financial Officer
                              Identix Incorporated
                           510 North Pastoria Avenue,
                  Sunnyvale, California 94086, (408) 731-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                               RICHARD A. PEERS
                        Heller Ehrman White & McAuliffe
                             525 University Avenue
                          Palo Alto, California 94301
                          Telephone:  (650) 324-7000
                          Facsimile:  (650) 324-0638

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[_] __________________________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                       Amount to be         Proposed Maximum             Proposed Maximum           Amount of
Title of Securities to be Registered   Registered(1)   Offering Price Per Share(2)  Aggregate Offering Price(2)  Registration Fee
Common Stock, $.01 par value             3,112,897             $   8.531                  $ 26,556,124             $   7,383
=================================================================================================================================

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock on the American Stock Exchange on June 28, 1999.

                                 -------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

    ************************************************************************
    *Information contained herein is subject to completion or amendment. A * *registration statement relating to these securities has been filed * *with the Securities and Exchange Commission. These securities may not *
    *be sold nor may offers to buy be accepted prior to the time the       *
    *registration statement becomes effective. This prospectus shall not * *constitute an offer to sell or the solicitation of an offer to buy * *nor shall there by any sale of these securities in any state in which *
    *such offer, solicitation or sale would be unlawful prior to           *
    *registration or qualification under the securities laws of any such   *
    *state.                                                                *
    ************************************************************************

                  SUBJECT TO COMPLETION, DATED JULY 2, 1999
PROSPECTUS


                              IDENTIX INCORPORATED

                       3,112,897 Shares of Common Stock

                                 -------------

     The stockholders of Identix identified on page 8 may offer and sell the shares covered by this prospectus from time to time. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Identix will receive proceeds from the exercise of warrants issued to the selling stockholders if the warrants are exercised. Identix will pay the expenses of registration of the sale of the shares.

     Our common stock trades on the AMEX under the symbol "IDX". On June 30, 1999, the last reported sale price of our common stock on AMEX was $9.875 per share.

     Beginning on page 2, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

             The Date of this Prospectus is ________________, 1999

                                RISK FACTORS

     You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our shares. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we made in this prospectus.

     ALL OF OUR PRODUCT REVENUES ARE DERIVED FROM THE SALE OF BIOMETRIC PRODUCTS AND OUR BUSINESS WILL NOT GROW UNLESS THE MARKET FOR BIOMETRIC PRODUCTS EXPANDS BOTH DOMESTICALLY AND INTERNATIONALLY.

     Biometric products have not gained widespread commercial acceptance. We cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for our products depends on a number of factors including:

  . the cost, performance and reliability of our products and products of competitors
  .  customers' perception of the perceived benefit of these products
  . public perceptions of the intrusiveness of these products and the manner in which firms are using the fingerprint information collected
  .  public perceptions regarding the confidentiality of private information
  .  customers' satisfaction with our products
  .  marketing efforts and publicity regarding these products.

     Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products.

     EVEN IF BIOMETRIC MARKETS DEVELOP, OUR PRODUCTS MAY NOT GAIN WIDE MARKET ACCEPTANCE.

     We face intense competition from other biometric identification providers as well as traditional identification and security systems providers. A significant number of established and startup companies are developing and marketing software and hardware for fingerprint biometric security applications that could compete directly with our biometric security products. Some of these companies are developing semiconductor or optically-based direct contact fingerprint image capture devices. Other companies are developing and marketing other methods of biometric identification such as retinal blood vessel or iris pattern, hand geometry, voice and facial structure. If one or more of these approaches were widely adopted, it would significantly reduce the potential market for our products.

     Our biometric security products also compete with non-biometric technologies such as traditional key, card, surveillance systems and passwords.

     Our biometric imaging products face intense competition from a limited number of competitors who are actively engaged in developing and marketing live scan products, including Digital Biometrics, Inc., Heimann Biometric Systems GmbH and Printrak International Inc.

     We expect competition to increase as other companies introduce products that are competitively priced, that may have increased performance or functionality or that incorporate technological advances not yet developed or implemented by us. Some present and potential competitors have financial, marketing and research resources substantially greater than ours. In order to compete effectively in this environment, we must continually develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities.

     IN OUR SERVICES BUSINESS, WE FACE SUBSTANTIAL COMPETITION FROM PROFESSIONAL SERVICES PROVIDERS OF ALL SIZES IN THE GOVERNMENT MARKETPLACE.

     ANADAC is increasingly being required to bid on firm fixed price and similar contracts that result in greater performance risk to ANADAC. If ANADAC is not able to maintain a competitive cost structure, support specialized market niches, retain highly qualified personnel or align with technology leaders, we may lose our ability to compete successfully in the services business.

     THE BIOMETRICS INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS WHICH COULD RENDER EXISTING PRODUCTS OBSOLETE.

     Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the changing, sophisticated needs of the marketplace. Material delays in introducing new products and enhancements or the failure to offer innovative products at competitive prices may cause customers to forego purchases of our products and purchase those of our competitors.

     OUR REVENUES AND OPERATING RESULTS OFTEN VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND MAY BE NEGATIVELY AFFECTED BY A NUMBER OF FACTORS, INCLUDING THE TIMING OF LARGE ORDERS.

     Usually, most of our revenues in a quarter come from a small number of large orders. Accordingly, revenues in a particular quarter depend on the timing and size of major orders. The following are some other reasons why our financial results may fluctuate from quarter to quarter:

  . reduced demand for products caused by a competitor's price reductions or introduction of new or enhanced products
  .  changes in the mix of products and services we or our distributors sell
  . cancellation, delays or contract amendments by government agency customers . litigation costs
  .  expenses related to acquisitions
  .  other one-time financial charges
  .  the lack of availability or increase in cost of key components
  .  economic downturns domestically or internationally.

     We also may reduce prices or increase spending in response to competition or to pursue new market opportunities.

     Our products often have a lengthy sales cycle while the customer evaluates and receives approvals for purchase. If after expending significant funds and effort we fail to receive an order, a severe negative impact on our financial results and stock price could result. It is difficult to predict accurately the sales cycle of any large order. If we do not ship one or more large orders as forecast for a fiscal quarter, our total revenues and operating results for that quarter could be materially and adversely affected.

     Further, the lead time for ordering parts and materials and building our products can be many months. As a result, we must order parts and materials and build our products based on forecast demand. If demand for our products lags significantly behind our forecasts, we may produce more products than we can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

     WE DERIVE A MAJORITY OF OUR REVENUE FROM GOVERNMENT CONTRACTS WHICH ARE OFTEN NON-STANDARD, INVOLVE COMPETITIVE BIDDING AND MAY BE SUBJECT TO CANCELLATION WITHOUT PENALTY.

     Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty in certain circumstances. As public agencies, our prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.

     In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically impose provisions that permit cancellation in the event that funds are unavailable to the public agency. There is a risk that we may not be awarded any of the contracts for which our products are bid or, if awarded, that substantial delays or cancellations of purchases may follow as a result of protests initiated by losing bidders. In addition, local government agency contracts may be contingent upon availability of matching funds from state or federal entities.

     During fiscal 1998, we derived approximately 89% of our services revenue directly from contracts relating to the Department of Defense and other U.S. Government agencies. The loss of a material government contract due to budget cuts or otherwise could have a severe negative impact on our financial results and stock price.

     During fiscal 1998, we derived approximately 68% of our services revenue from time and materials contracts and firm-fixed-price contracts. We assume certain performance risk on these contracts. If we fail to estimate accurately ultimate costs or to control costs during performance of the work, our profit margins may be reduced and we may suffer losses. In addition, revenues generated from government contracts are subject to audit and subsequent adjustment by negotiation with representatives of the government agencies. The Defense Contract Audit Agency has completed an audit of ANADAC for the period from July 1, 1992 to June 30, 1995. We believe that the results of this audit will not result in a material adjustment of revenues, but there is a risk that significant adjustments could be required.

     WE RELY ON MARKETING PARTNERS TO DISTRIBUTE OUR PRODUCTS AND MAY BE ADVERSELY AFFECTED IF THOSE PARTIES DO NOT ACTIVELY PROMOTE OUR PRODUCTS OR PURSUE INSTALLATIONS WHICH USE OUR EQUIPMENT.

     A significant portion of our product revenues come from sales to marketing partners including OEMs, systems integrators, distributors and resellers. Some of these relationships are formalized in agreements; however, the agreements are often terminable with little or no notice and subject to periodic amendment. We cannot control the amount and timing of resources that our marketing partners devote to activities on our behalf.

     We intend to continue to seek strategic relationships to distribute and sell certain of our products. We, however, may not be able to negotiate acceptable distribution relationships in the future and cannot predict whether current or future distribution relationships will be successful.

     LOSS OF SOLE OR LIMITED SOURCE SUPPLIERS MAY RESULT IN DELAYS OR ADDITIONAL EXPENSES.

     We obtain certain components for our products from a single source or a limited group of suppliers. We do not have long term agreements with any of our suppliers. We will experience delays in manufacturing and shipping of products to customers if we lose these sources or if supplies from these sources are delayed. As a result, we may be required to incur additional development and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool our products to accommodate components from different suppliers. We cannot predict if we will be able to obtain replacement components within the time frames we require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative impact on our financial results and stock price.

     THE SUCCESS OF OUR STRATEGIC PLAN TO PURSUE SALES IN INTERNATIONAL MARKETS MAY BE LIMITED BY RISKS RELATED TO INTERNATIONAL TRADE AND MARKETING.

     During fiscal 1998, we derived 18% of our net product revenues from international sales. We currently have offices overseas in Australia, Singapore, Brazil and Switzerland. There is a risk that we may not be able to market, sell and deliver our products in foreign countries. Our net product revenues attributable to international sales declined by 68% in the nine months ended March 31, 1999 from the nine months ended March 31, 1998, mainly due to a decline in sales resulting from economic instability in Asia.

     In addition to the uncertainty as to our ability to maintain and expand our international presence, there are certain risks inherent in foreign operations, including:

  .  regional economic conditions
  .  delays in or prohibitions on exporting products resulting from export
  . restrictions for certain products and technologies, including "crime control" products and encryption technology
  .  fluctuations in foreign currencies and the U.S. dollar
  . loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks
  .  the overlap of different tax structures
  .  seasonal reductions in business activity
  .  risks of increases in taxes and other government fees
  .  involuntary renegotiation of contracts with foreign governments.

     In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws.

     WE MAY NEED TO RAISE ADDITIONAL DEBT OR EQUITY FINANCING IN THE NEXT TWELVE MONTHS.

     As of March 31, 1999, we had $19,230,000 in working capital, which included $829,000 in cash and cash equivalents. In addition, we had $1,353,000 available under our bank line of credit, which expires in December 1999. ANADAC had $3,203,000 available under its bank line of credit, which expires in March 2000. We may need to raise additional debt or equity financing in the next 12 months if current sources of capital are not sufficient to finance our operations or if our lines of credit are not renewed or if we fail to obtain a waiver of any covenant breaches under our lines of credit. We were in default of certain covenants at December 31, 1998 and March 31, 1999 for which waivers were obtained. We may not be able to obtain additional equity or debt financing on terms that are not excessively dilutive to existing stockholders or more costly than existing sources of debt financing.

     A SINGLE STOCKHOLDER OWNS A SIGNIFICANT PORTION OF OUR STOCK AND MAY DELAY OR PREVENT A CHANGE IN CONTROL OF IDENTIX.

     As of April 30, 1999, Ascom USA, Inc. beneficially owned approximately 17.5% of our outstanding common stock. This concentration of ownership may delay or prevent a change in control of Identix. Ascom deposited all of its shares of Identix common stock into a voting trust which expires in 2004. Ascom has preemptive rights with respect to issuances of Identix securities and registration rights with respect to the securities it holds. In March of 1999, we registered 1,700,000 shares held by Ascom. As a result, those shares are now freely tradable. If Ascom sells a significant number of our shares in the open market, our common stock price may be adversely affected. In addition, we may not be able to obtain additional financing on favorable terms in the future because of Ascom's preemptive rights and registration rights.

     WE MAY EXPERIENCE UNANTICIPATED EXPENSES AND OTHER PROBLEMS RELATED TO YEAR 2000 ISSUES.

     Year 2000 problems are caused by computer systems that only use a two-digit year value and, accordingly, will be subject to error or failure when the year 2000 arrives. We have a program for evaluating and addressing risks related to the Year 2000 that is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Form 10-Q.
The Year 2000 problem is pervasive and complex and there is a risk that we have not identified all of the Year 2000 issues that may affect us or that our remedial efforts do not adequately address identified Year 2000 problems. Our products are used in systems that perform a number of critical functions. For example, the biometric security products are used to verify individual identity in a number of high risk situations such as prisons and airports. The biometric security products are also used to protect computer data and to verify commercial transactions, such as the authorization of money transfers by bank personnel. Although we believe that we should not have liability for a system failure relating to the Year 2000, any failure in these or other critical applications could potentially require us to expend substantial resources to assist in remediating the failure or result in litigation to ascertain liability or recover costs.

     OUR PRODUCTS ARE COMPLEX AND MAY CONTAIN UNDETECTED OR UNRESOLVED DEFECTS WHEN SOLD OR MAY NOT MEET CUSTOMER'S PERFORMANCE CRITERIA.

     Performance failure may cause loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall. The negative effects of any failure could be exacerbated if the failure occurred in products that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences.

     If a product fails to meet performance criteria, we may delay recognizing revenue associated with a product and face higher operating expenses during the period required to correct the defects. There is a risk that for unforeseen reasons we may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. We carry product liability insurance, but existing coverage may not be adequate to cover potential claims.

     FAILURE BY US TO MAINTAIN THE PROPRIETARY NATURE OF OUR TECHNOLOGY, PRODUCTS AND MANUFACTURING PROCESSES WOULD NEGATIVELY IMPACT OUR ABILITY TO COMPETE EFFECTIVELY.

     We principally rely upon patent, copyright, trade secret and contract law to establish and protect our proprietary rights. There is a risk that claims allowed on any patents we hold may not be broad enough to protect our technology. In addition, our patents may be challenged, invalidated or circumvented and we cannot be certain that the rights granted thereunder will provide competitive advantages to us. Moreover, any current or future issued or licensed patents, trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that already issued patents may infringe upon or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to ours.

     There is a risk that we have infringed or in the future will infringe patents owned by others, that we will need to acquire licenses under patents belonging to others for technology potentially useful or necessary to us, and that licenses will not be available to us on acceptable terms, if at all.

     We may have to litigate to enforce our patents or to determine the scope and validity of other parties' proprietary rights. Litigation could be costly and divert management's attention. An adverse outcome in any litigation may have a severe negative impact on our financial results and stock price. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent offices, which could result in substantial cost to us and limitations on the scope or validity of our patents.

     We also rely on trade secrets and proprietary know-how which we seek to protect by confidentiality agreements with our employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to us may not be adequate. In addition, our trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

     IF WE FAIL TO ADEQUATELY MANAGE GROWTH OF OUR BUSINESS, IT COULD HAVE A SEVERE NEGATIVE IMPACT ON OUR FINANCIAL RESULTS OR STOCK PRICE.

     We have experienced significant growth recently and believe that in order to be successful we must grow rapidly. In order to do so, we must expand, train and manage our employee base, particularly skilled technical, marketing and management personnel. Rapid growth will also require an increase in the level of responsibility for both existing and new management. In addition, we will be required to implement and improve operational, financial and management information procedures and controls. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant growth we experience effectively.

     WE MAY ENCOUNTER DIFFICULTIES IN ACQUIRING AND EFFECTIVELY INTEGRATING COMPLEMENTARY ASSETS AND BUSINESSES.

     As part of our business strategy, we intend to acquire assets and businesses principally relating to or complementary to our current operations. We acquired Identicator Technology in fiscal 1999, one company in fiscal 1998 and two companies in fiscal 1996. These and any other acquisitions by Identix will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

  .  potential exposure to unknown liabilities of acquired companies
  .  higher than anticipated acquisition costs and expenses
  . effects of costs and expenses of acquiring and integrating new businesses on our operating results and financial condition
  . the difficulty and expense of assimilating the operations and personnel of the companies
  .  the potential disruption of our ongoing business
  .  diversion of management time and attention
  . failure to maximize our financial and strategic position by the successful incorporation of acquired technology
  .  the maintenance of uniform standards, controls, procedures and policies
  .  loss of key employees and customers as a result of changes in management
  .  the incurrence of amortization expenses
  .  possible dilution to our stockholders.

     In addition, geographic distances may make integration of businesses more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

     LOSS OF CURRENT SENIOR EXECUTIVES AND KEY TECHNICAL, MARKETING AND SALES PERSONNEL WOULD ADVERSELY AFFECT OUR BUSINESS.

     Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive.

     We are dependent on the services of certain key personnel, including the following:

  . Randall C. Fowler, Chairman, CEO and founder of Identix, has approximately thirty years of experience in the biometrics industry and is considered one of the industry's pioneers.

  . James P. Scullion, President and Chief Financial Officer, and Daniel F. Maase, Vice President, Biometric Imaging Division, have a combined total of 20 years experience with Identix and have a substantial amount of acquired knowledge regarding Identix and the biometrics industry generally and play a major role in the execution of Identix' strategic plan.

  . Oscar Pieper, President of Identicator Technology, has approximately thirty years of experience in the biometrics industry and is considered one of the industry's pioneers.

  . Grant Evans, Vice President--Sales and Marketing of Identicator Technology, has established relationships with major companies and plays a central role in the company's marketing strategy.

  . Yuri Khidekel, Vice President--Software of Identicator Technology, and Yury Shapiro, Vice President--Hardware of Identicator Technology, serve as key researchers and developers and are responsible for Identicator Technology's research and development activities.

     If we lose the services of key personnel, it could have a severe negative impact on our financial results and stock price.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including Identix) may be found.

     This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-______). The registration statement contains more information than this prospectus regarding Identix and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

     You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

           SEC Filing                                 Period/Filing Date
           ----------                                 ------------------

Annual Report on Form 10-K/A                    Year ended June 30, 1998

Quarterly Reports on Form 10-Q                  Quarter ended September 30, 1998
                                                Quarter ended December 31, 1998
                                                Quarter ended March 31, 1999

Current Reports on Form 8-K                     Dated December 16, 1998
                                                Dated May 4,1999

Description of Common Stock contained in        April 8, 1991
Registration Statement on Form 8-A

You may request a copy of these documents, at no cost, by calling (408) 731-2000 or writing to:

  Identix Incorporated
  510 North Pastoria Avenue
  Sunnyvale, California  94086
  Attention: Chief Financial Officer

                              SELLING STOCKHOLDERS

  The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of July 1, 1999 and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided by the selling stockholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

  On July 1, 1999, Identix sold 1,811,594 shares of common stock in a private placement to Capital Ventures International and Marshall Capital Management, Inc., two of the selling stockholders. The shares were sold at a five-percent discount from the average closing bid price for the previous ten trading days. The prospectus covers the resale by those selling stockholders of the 1,811,594 shares issued in the private placement and 1,268,117 shares issuable upon the exercise of warrants issued to those selling stockholders. Identix also issued a warrant for the purchase of up to 33,186 shares of common stock to Hambrecht & Quist L.L.C. as compensation for investment banking services Hambrecht & Quist provided in connection with the private placement. The private placement was exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 506 of Regulation D of the Act.

  In addition to warrants issued to Hambrecht & Quist, Identix paid $900,000 to Hambrecht & Quist for its services as placement agent. Identix has also agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses incurred in connection with the private placement, including the reasonable fees and expenses of Hambrecht & Quist's counsel, up to a maximum of $25,000.

  The applicable percentage of ownership listed below is based on 30,438,498 shares of common stock outstanding as of July 1, 1999, and, with respect to each selling stockholder, assumes the exercise of warrants for the purchase of common stock in addition to the common stock held by such selling stockholder.



                                             Common Stock                       Common                    Common Stock
                                          Beneficially Owned                  Stock to be              Beneficially Owned
                                           Prior to Offering                     Sold                    After Offering
                                       --------------------------             -----------           -----------------------
       Holder                          Number             Percent                                   Number          Percent
       ------                          ------             -------                                   ------          -------
Capital Ventures International         2,053,140             6.56%              2,053,140              -0-             -0-
Marshall Capital Management, Inc.      1,026,571             3.33%              1,026,571              -0-             -0-
Hambrecht & Quist L.L.C.                  33,186                *                  33,186              -0-             -0-
                                       ------------------------------------------------------------------------------------
TOTAL                                  3,112,897             9.81%              3,112,897              -0-             -0-

  * Less than 1%

    The amount of common stock beneficially owned prior to the offering by each selling stockholder listed in the preceding table is equal to the sum of:

  . Shares of common stock held by each selling stockholder; and . Shares of common stock issuable upon the exercise of warrants held by each selling stockholder.

     The table on the following page provides a breakdown of the total number of shares of common stock beneficially owned by each selling shareholder prior to the offering. Each Series 1 Warrant listed has an exercise price of $11.18 per share and expires on July 1, 2004. Each Series 2 Warrant listed has an exercise price of $11.33 per share and expires on January 1, 2001. The H&Q Warrant listed has an exercise price of $10.85 per share and expires on July 1, 2004.


                  Common Stock
                  Beneficially
                   Owned Prior    Common    Common Stock Issuable Upon the
                   to Offering    Stock             Exercise of:
                  ------------   ---------  -------------------------------
                                             Series 1    Series 2       H&Q
                                             Warrants    Warrants    Warrants
                                            ----------  ----------   ----------
Holder              Number        Number     Number      Number      Number
------              ------        ------     ---------  ----------   ----------
Capital Ventures
 International      2,053,140     1,207,729  241,546    603,865         -0-

Marshall Capital
 Management, Inc.   1,026,571       603,865  120,773    301,933         -0-

Hambrecht &
Quist L.L.C.           33,186           -0-      -0-        -0-      33,186
                    -------------------------------------------------------
TOTAL               3,112,897     1,811,594  362,319    905,798      33,186



                              PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares at various times in one or more of the following transaction:

     . on AMEX (or any other exchange on which the shares may be listed); . in the over-the-counter market;
     . in negotiated transactions other than on such exchanges, which may include long or short sales;
     . in a combination of any of the above transactions, or by any other legally-available means.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. The selling stockholders may also enter into hedging transactions with broker-dealers who may make short sales of common stock in the course of hedging any position they assume with the selling stockholders. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of common stock, which common stock may be later resold pursuant to this prospectus.

     Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act.

     The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of Identix, and Identix has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will receive approximately $14,600,000 if the selling stockholders exercise their warrants in full. We intend to use any such proceeds for general working capital.

                                 LEGAL MATTERS

     Heller Ehrman White & McAuliffe of Palo Alto, California, our counsel, has issued an opinion about the validity of the securities being offered.

                                    EXPERTS

     The consolidated financial statements of Identix Incorporated as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998 have been incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1998 in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of IDT Holdings, Inc. (formerly Identicator Technology, a California general partnership) as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been incorporated in this prospectus by reference to the Current Report on Form 8-K of Identix Incorporated dated May 6, 1999 in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the resale of the shares being registered. All amounts are estimated except the SEC Registration Fee and the Amex listing application fee.

SEC Registration fee                 $ 7,383
     Amex Listing Application fee..   17,500
     Accounting Fees and Expenses..    3,000
     Legal Fees and Expenses.......    7,000
     Miscellaneous.................    5,117
        Total......................  $40,000
                                     =======

Item 15.  Indemnification of Directors and Officers

     Pursuant to the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation provisions regarding the limitation of liability and indemnification of officers and directors of the Registrant. Articles NINTH and TENTH of the Registrant's Certificate of Incorporation provide as follows:

     NINTH.

     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

     TENTH.

A.   RIGHT TO INDEMNIFICATION

     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before the amendment) against all expenses, liabilities and losses including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. However, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by that person only if that action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The rights set forth in this Article TENTH shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be so indemnified.

B.   RIGHT OF CLAIMANT TO BRING SUIT

     If a claim under Paragraph A of this Article TENTH is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. However, the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.   NON EXCLUSIVITY OF RIGHTS

     The rights conferred on any person by Paragraphs A and B of this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation, by law, agreement, vote of stockholders or of disinterested directors, or otherwise.

D.   EXPENSES AS A WITNESS

     To the extent that any director, officer, employee, or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified and held harmless against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

E.   INDEMNITY AGREEMENTS

     The corporation may enter into agreements with any director, officer, employee or agent of the corporation or any person who serves at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, providing for indemnification to the fullest extent permissible under the Delaware General Corporation Law and the corporation's Certificate of Incorporation.

F.   EFFECT OF REPEAL OR MODIFICATION

     Any repeal or modification of this Article TENTH shall not adversely affect any right of indemnification or advancement of expenses of a director or officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring before the repeal or modification.

G.   SEPARABILITY

     Each and every paragraph, sentence, term and provision of this Article TENTH is separate and distinct. If any paragraph, sentence, term or provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other such paragraph, sentence, term or provision. To the extent required in order to make any such paragraph, sentence, term or provision of this Article TENTH valid or enforceable, the corporation shall, and the indemnitee or potential indemnitee may, request a court of competent jurisdiction to modify the paragraph, sentence, term or provision in order to preserve its validity and provide the broadest possible indemnification permitted by applicable law.

H.   INSURANCE

     The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss of the type referred to in this Article TENTH, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

I.   INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

     The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

Item 16.  Exhibits

(a)  Exhibits
     --------

       4.1  Securities Purchase Agreement dated June 30, 1999
       4.2  Registration Rights Agreement dated June 30, 1999
       4.3  Form of Series 1 Warrant
       4.4  Form of Series 2 Warrant
       4.5  Hambrecht & Quist Warrant
       5.1  Opinion of Heller Ehrman White & McAuliffe
       23.1 Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit 5. 1)
       23.2 Consent of PricewaterhouseCoopers LLP, Independent Accountants
       23.3 Consent of PricewaterhouseCoopers LLP, Independent Accountants
       24.1 Power of Attorney (see page II-6)

Item 17.  Undertakings

A.  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Certificate of Incorporation and Bylaws, and the Delaware General Corporation Law, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California on June 30, 1999.

                              IDENTIX INCORPORATED


                              By:/s/ JAMES P. SCULLION
                                 ------------------------------------
                                 James P. Scullion
                                 President, Chief Financial Officer and Director

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Randall
C. Fowler and James P. Scullion his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

     Signature                Office                                  Date
     ---------                ------                                  ----
/s/ RANDALL C. FOWLER
----------------------        Chief Executive Officer and
Randall C. Fowler             Chairman of the Board                June 30, 1999
                              (Principal Executive Officer)


/s/ JAMES P.SCULLION
----------------------        President, Chief Financial Officer   June 30, 1999
James P. Scullion             and Secretary (Principal Financial
                              and Accounting Officer)



/s/ RANDALL HAWKS, JR.
----------------------        Director                             June 30, 1999
Randall Hawks, Jr.


/s/ PATRICK H. MORTON
----------------------        Director                             June 30, 1999
Patrick H. Morton


/s/ CHARLES W. RICHION
----------------------        Director                             June 30, 1999
Charles W. Richion


/s/ FRED U. SUTTER
----------------------        Director                             June 30, 1999
Fred U. Sutter


/s/ LARRY J. WELLS
----------------------        Director                             June 30, 1999
Larry J. Wells

                               INDEX TO EXHIBITS



Exhibit
  No.      Description                                                    Page
-------    -----------                                                    ----

   4.1     Securities Purchase Agreement dated June 30, 1999

   4.2     Registration Rights Agreement dated June 30, 1999

   4.3     Form of Series 1 Warrant

   4.4     Form of Series 2 Warrant

   4.5     Hambrecht & Quist Warrant

   5.1     Opinion of Heller, Ehrman, White & McAuliffe

  23.1 Consent of Heller, Ehrman, White & McAuliffe (contained in opinion filed as Exhibit 5.1)

  23.2     Consent of PricewaterhouseCoopers LLP, Independent Accountants

  23.3     Consent of PricewaterhouseCoopers LLP, Independent Accountants

  24.1     Power of Attorney (see page II-6)